Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES SECOND QUARTER 2003 RESULTS AND 2003 GUIDANCE UPDATE

Distribution to be paid August 14, 2003

RADNOR, Pa., (PR Newswire) August 6, 2003 - Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported second quarter 2003 net income of $5.2 million, or $0.28 per limited partner unit, on revenues of $13.3 million. Second quarter 2003 net income increased from $5.0 million, or $0.32 per limited partner unit, on revenues of $7.8 million reported for the second quarter of 2002. Operating income for the second quarter of 2003 was $6.2 million, up 27 percent from $4.9 million reported for the same period in 2002. The increase in net income and operating income were primarily attributable to increased coal royalties resulting from reserve acquisitions completed in the second half of 2002, including reserves acquired as part of PVR's alliance with Peabody Energy Corporation (NYSE: BTU). Increased royalties were in part offset by increased non-cash depreciation, depletion and amortization and higher net interest expense. Net cash provided by operating activities for the second quarter of 2003 was $10.9 million, up 47 percent from $7.4 million in the second quarter of 2002.

In the first six months of 2003, PVR reported net income of $10.7 million, or $0.59 per limited partner unit, compared to net income of $12.4 million, or $0.80 per limited partner unit reported in the same period of 2002. Coal royalty revenues for the first half of 2003 increased to $23.7 million from $15.2 million for the same period of 2002. Operating income for the first six months of 2003 was $12.3 million, up from $12.1 million for the same period in 2002, while net cash provided by operating activities was $19.4 million, up 25 percent from $15.5 million during the first half of 2002.

Cash Distribution

PVR will pay a $0.52 per unit quarterly cash distribution (an annualized rate of $2.08) on August 14, 2003 to unit holders of record as of August 5, 2003.

Operations Review

Coal royalty revenues for the second quarter of 2003 increased to a record $12.2 million from $6.7 million reported in the same quarter of 2002, primarily as a result of reserve acquisitions made in the second half of 2002. Coal production of 6.6 million tons in the second quarter of 2003 significantly increased from 3.1 million tons in the same period of 2002, also due to the acquisitions made in the second half of 2002. Non-cash depreciation and depletion expense increased to $4.1 million in the second quarter of 2003 compared to $0.7 million for the same period of 2002, due primarily to the increased coal production and higher cost basis as a result of acquisitions. Increased lease operating expense and higher general and administrative expense also partially offset the increase in coal royalty revenues in the second quarter of 2003 compared to the same period of 2002.

In May 2003, PVR announced that it had obtained a new lessee for the idled Fork Creek property in West Virginia. The new lessee assumed mine maintenance responsibility at that time. Production has commenced and the lessee began selling coal from the property on July 30, 2003. As part of its agreement with the lessee, in addition to a royalty per ton mined, PVR will receive a coal processing fee for the use of its preparation plant and loadout facility on the property. PVR is also building a new coal loadout facility on its Coal River property in West Virginia. The loadout facility, which is expected to begin operations in the fourth quarter of 2003, is designed for the high-speed loading of 150-car unit trains. Processing and related fees from these coal infrastructure facilities have been included in coal services revenues in the 2003 Guidance table enclosed.

Capital Resources

As of June 30, 2003, PVR's outstanding borrowings were $92.9 million, including $2.5 million borrowed against its revolving credit facility, under which PVR currently has available borrowing capacity of approximately $16 million. The remaining $90.4 million of debt as of June 30, 2003 consisted of 10-year, 5.77 percent fixed rate senior unsecured notes issued in late March 2003, approximately one third of which has been converted, using an interest rate swap, to a floating interest rate based on the six month London Interbank Offering Rate plus 2.36 percent.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said "We are very pleased to have re-leased our Fork Creek property to an established and financially stable Appalachian mining company which has commenced production from the property. We continue to build our revenue stream from fee-based coal infrastructure projects, such as the processing plant and loadout facilities on the Fork Creek and Coal River properties, and to look for cash flow-accretive acquisition opportunities in both coal and other natural resource sectors."

Guidance Update for 2003

See the 2003 Guidance Table included in this release for additional guidance estimates for the third quarter and full year 2003. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR's operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and the outlook for the remainder of 2003, is scheduled for Thursday, August 7, 2003 at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-407-9205 or via the Internet by going to the PVR's website www.pvresource.com. An on-demand replay of the conference call will be available at the PVR's website beginning after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership's website at www.pvresource.com.

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
OPERATIONS SUMMARY

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Coal
Coal royalty tons (in thousands)	6,600	3,096	13,023	6,898
Average gross coal royalty per ton	$ 1.86	$ 2.16	$ 1.82	$ 2.20

Timber
Timber (Mbf)	1,052	2,676	3,881	5,802
Average timber price per Mbf	$ 171	$ 177	$ 182	$ 175

PENN VIRGINIA RESOURCE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME - unaudited
(in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Revenues
Coal royalties	$ 12,247	$ 6,693	$ 23,698	$ 15,184
Coal services	546	466	1,039	877
Timber	193	499	749	1,081
Minimum rentals	210	30	815	900
Other	85	103	221	504
	13,281	7,791	26,522	18,546
Expenses
Operating	895	446	1,735	1,331
Taxes other than income	293	261	589	422
General and administrative	1,727	1,537	3,538	3,084
Depreciation, depletion and amortization	4,150	668	8,368	1,563
	7,065	2,912	14,230	6,400

Operating Income	6,216	4,879	12,292	12,146

Interest income (expense), net	(1,057)	115	(1,512)	280

Income before cumulative effect of change in accounting principle	5,159	4,994	10,780	12,426
Cumulative effect of change in accounting principles	-	-	(107)	-

Net income	$ 5,159	$ 4,994	$ 10,673	$ 12,426

Allocation of net income:
Net income	$ 5,159	$ 4,994	$ 10,673	$ 12,426
Less: General partner's interest in net income	103	100	213	249

Limited partners' interest in net income	$ 5,056	$ 4,894	$ 10,460	$ 12,177

Basic and diluted net income per limited partner unit:
Common	$ 0.28	$ 0.32	$ 0.59	$ 0.80
Subordinated	$ 0.28	$ 0.32	$ 0.59	$ 0.80

Weighted average units outstanding:
Common	10,292	7,650	10,210	7,650
Subordinated	7,650	7,650	7,650	7,650

PENN VIRGINIA RESOURCE PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(in thousands)
		June 30,	December 31,
		2003	2002
		(unaudited)
Assets
Cash		$ 10,726	$ 9,620
Other current assets		6,015	4,952
Total current assets		16,741	14,572
Property and equipment, net		242,398	248,068
Other long-term assets		5,168	3,935
Total assets		$ 264,307	$ 266,575

Liabilities and Shareholders' Equity
Current liabilities		$ 5,465	$ 6,190
Other long-term liabilities		5,115	6,966
Long-term debt		92,859	90,887
Shareholders' equity		160,868	162,532
Total liabilities and shareholders' equity		$ 264,307	$ 266,575

PENN VIRGINIA RESOURCE PARTNERS, L.P.
COMBINED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Operating Activities
Net income	$ 5,159	$ 4,994	$ 10,673	$ 12,426
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	4,150	668	8,368	1,563
Gain on sale of property and equipment	(5)	-	(5)	-
Noncash interest expense	154	78	274	156
Cumulative effect of change in accounting principle	-	-	107	-
Changes in operating assets and liabilities	1,468	1,704	(48)	1,339
Net cash provided by operating activities	10,926	7,444	19,369	15,484

Investing activities:
Payments received on long-term notes	124	109	245	219
Proceeds from sale of property and equipment	5	-	50	-
Capital expenditures	(177)	(267)	(1,446)	(781)
Net cash provided by (used in) investing activities	(48)	(158)	(1,151)	(562)

Financing Activities:
Payments for debt issuance costs	-	-	(1,419)	-
Proceeds from borrowings	-	-	1,613	-
Distributions to partners	(9,576)	(7,806)	(17,584)	(13,114)
Proceeds from issuance of partners' capital	-	-	278	-
Net cash provided by (used in) financing activities	(9,576)	(7,806)	(17,112)	(13,114)

Net increase (decrease) in cash and cash equivalents	1,302	(520)	1,106	1,808
Cash and cash equivalents-beginning balance	9,424	10,663	9,620	8,335
Cash and cash equivalents-ending balance	$ 10,726	$ 10,143	$ 10,726	$ 10,143

PENN VIRGINIA RESOURCE PARTNERS, L.P.
RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
Reconciliation of GAAP "Net cash provided by operating activities"to Non-GAAP "Distributable cash flow"
Net cash provided by operating activities	$ 10,926	$ 7,444	$ 19,369	$ 15,484
Payments received on long-term notes	124	109	245	219
Other property and equipment expenditures	(68)	(23)	(76)	(49)

Distributable cash flow (see Note 1 below)	$ 10,982	$ 7,530	$ 19,538	$ 15,654

Reconciliation of GAAP "Net cash provided by operating activities" to Non-GAAP "EBITDA"
Net cash provided by operating activities	$ 10,926	$ 7,444	$ 19,369	$ 15,484
Changes in operating assets and liabilities	(1,468)	(1,704)	48	(1,339)
Gain on sale of property and equipment	5	-	5	-
Non-cash interest expense	(154)	(78)	(274)	(156)
Interest (income) expense, net	1,057	(115)	1,512	(280)

EBITDA (see Note 2 below)	$ 10,366	$ 5,547	$ 20,660	$ 13,709

Reconciliation of GAAP "Income before cumulative effect of change in accounting principle
" to Non-GAAP "EBITDA"
Income before cumulative effect of change in accounting principle	$ 5,159	$ 4,994	$ 10,780	$ 12,426
Interest (income) expense, net	1,057	(115)	1,512	(280)
Depreciation, depletion and amortization	4,150	668	8,368	1,563

EBITDA (see Note 2 below)	$ 10,366	$ 5,547	$ 20,660	$ 13,709

 Note 1 - Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus maintenance capital expenditures.  Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities.  Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP).  Distributable cash flow is a significant liquidity metric which is an indicator of PVR's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners.  Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense.  Management believes EBITDA provides additional, useful information regarding PVR's ability to meet our debt service, capital expenditure and working capital requirements.  EBITDA is a traditional measure of a business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business.  This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies.  EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes.  EBITDA is not a measure of financial performance under GAAP.  Accordingly, it should not be considered as a substitute for net income (loss),  income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Penn Virginia Resource Partners, L.P.
Guidance Table
(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the second quarter and full year 2003.

				Guidance
	First Quarter	Second Quarter	YTD 2003	Third Quarter			Full Year
	2003 Actual	2003 Actual	Actual	2003			2003

Coal royalty tons	6.4	6.6	13.0	6.2	-	6.7	25.0	-	26.5

Revenues:
Coal royalties	$ 11.5	$ 12.2	$ 23.7	$11.2	-	12.1	$45.0	-	47.7
Coal services	0.5	0.5	1.0	0.4	-	0.5	1.8	-	2.0
Timber and other (a)	1.3	0.5	1.8	0.5	-	0.6	3.5	-	4.0

Expenses:
Operating (b)	0.8	0.9	1.7	0.4	-	0.6	2.5	-	2.7
Taxes other than income	0.3	0.3	0.6	0.2	-	0.3	0.9	-	1.1
General and administrative	1.8	1.7	3.5	1.6	-	1.8	6.8	-	7.0
Depreciation, depletion and amortization	4.2	4.2	8.4	3.9	-	4.3	16.2	-	17.1
Interest expense:
Average long-term debt outstanding	91.7	92.6			93.0			93.0
Net interest rate assumed	4.0%	5.9%		5.5%	-	6.0%	5.2%	-	5.7%

Capital Expenditures ($millions)	$ 1.3	$ 0.2	$ 1.5	$1.5	-	2.0	$4.0	-	4.5

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

(a) - Full year guidance includes increased recognition of minimum rental income in the fourth quarter of 2003, when the majority of minimum rental recoupment provisions expire.
(b) - Third quarter and full year guidance is lower than first half of 2003 due to assumption of Fork Creek mine maintenance responsibility by new lessee.